Exhibit 99.1

VERB’S HEALTHY BALANCE AND ENHANCED SHAREHOLDER EQUITY BEHIND

NASDAQ’S GRANT OF 6-MONTH EXTENSION TO REGAIN COMPLIANCE WITH BID PRICE RULE

Fully-Funded Business Plan, Excess Cash On Balance Sheet, Debt Slashed, No

Going Concern Opinion, Under-Performing Assets Sold And Restructuring

Complete, VERB’s MARKET.live Business Positioned For Success

LOS ALAMITOS, Calif. and LAS VEGAS May 2, 2024 (GLOBE NEWSWIRE) — Verb Technology Company, Inc. (Nasdaq: VERB) (“VERB” or the “Company”), the force behind MARKET.live, the popular livestream social shopping platform, today announces that Nasdaq Capital Market has granted the Company an additional 180-day period – until October 28, 2024 - to regain compliance with the $1.00 minimum closing bid price requirement (the “Bid Price Rule”).

In determining whether to grant the Company an extension to regain compliance with the Bid Price Rule for continued listing on the Nasdaq Capital Market, Nasdaq concluded, among other things that the Company met all of the continued listing requirements and all other applicable requirements for initial listing on the Nasdaq Capital Market, with the sole exception of the minimum bid price requirement.

That conclusion was based, in part, on the Company’s compliance with the $2.5 million minimum shareholder value requirement, a deficiency the Company cured earlier this year when it announced via Form 8-K dated April 25, 2024, that its shareholder value as reflected on its March 31, 2024 balance was approximately $14 million. This represents an increase of approximately $15.8 million over the shareholder equity reported just 10 months ago on its Form 10-Q for the period ending June 30, 2023.

Moreover, the disclosures concerning the Company’s audited financial statements, as set forth in its 2023 Form 10-K filed on April 1, 2024 (the “Form 10-K”), for the first time do not contain a “Going Concern” opinion.

Indeed, the Company also disclosed in the Form 10-K that it had cash and cash equivalents of approximately $14.2 million and notes payable of approximately $1.2 million. This represents an increase in cash and cash equivalents of $10.9 million and a decrease in notes payable of approximately $7.3 million over the same period last year as previously disclosed in the Company’s 2022 Form 10-K filed on April 17, 2023.

The Company also stated in the Form 10-K that “[W]e believe that our enhanced cash position coupled with our substantially reduced current operating costs means our operations are fully funded for at least the next 14 months, and possibly longer subject to revenue generation during that period. As a result, we have alleviated substantial doubt about the Company’s ability to continue as a going concern.”

“It is not possible to overstate the extraordinary achievements of our management team over the past 12 months in completely over-hauling, recapitalizing, and restructuring every single area of the business,” stated Rory J. Cutaia, VERB CEO. “We have added more than $15 million dollars in cash to our balance sheet through the issuance of straight at-the-market-priced common shares – that means without crazy below market-price stock issuances to short-selling hedge funds or ridiculous warrant structures we see so prevalent today; we retired almost all of our debt – only $1.2 million remains, sold-off all our under-performing assets, slashed our operating expenses, fully-funded for the foreseeable future and added rocket-fuel to our extremely exciting MARKET.live business, and positioned the Company for real, measurable, business fundamental-based, success – literally against all odds and contrary to the beliefs of all the nay-sayers who said it couldn’t be done.”

For more information, please visit VERB.tech and MARKET.live or follow the latest updates on social media.

About VERB

Verb Technology Company, Inc. (Nasdaq: VERB), is a market leader in interactive video-based sales applications. The Company’s MARKET.live platform is a multi-vendor, multi-presenter, livestream social shopping destination at the forefront of the convergence of ecommerce and entertainment, where hundreds of retailers, brands, creators and influencers can monetize their base of fans and followers across social media channels. Brands, retailers and creators that join MARKET.live have the ability to broadcast livestream shopping events simultaneously on numerous social media channels, including TikTok, as well as on MARKET.live, reaching exponentially larger audiences. Creators and entrepreneurs that join MARKET.live’s drop ship program and TikTok affiliate program can earn income selling products from popular MARKET.live retailers. The Company is headquartered in Las Vegas, NV and operates creator studios in Los Alamitos, California and Philadelphia, PA.

Follow VERB AND MARKET.LIVE here:

VERB on Facebook: https://www.facebook.com/market.liveofficial

VERB on TikTok: https://www.tiktok.com/@market.live_official

VERB on Instagram: https://www.instagram.com/market.liveofficial/

VERB on LinkedIn: https://www.linkedin.com/company/verb-tech/

VERB on YouTube: https://www.youtube.com/@market.liveofficial

FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “anticipate,” “expect,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties. If any of these risks or uncertainties materialize, or if any of our assumptions prove incorrect, our actual results could differ materially from the results expressed or implied by these forward-looking statements. Investors are referred to our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Relations:

investors@verb.tech

Media Contact:

info@verb.tech